Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Fourth Quarter and Full Year 2016 Operating Results

NEW YORK, NY, February 16, 2017 - Urban Edge Properties (NYSE:UE) (the "Company") announced today its financial results for the three and twelve months ended December 31, 2016.

Highlights include:

•	Generated net income of $0.19 per diluted share for the quarter and $0.91 per diluted share for the twelve months ended December 31, 2016.

•	Generated Funds from Operations applicable to diluted common shareholders ("FFO") of $0.32 per share for the quarter and $1.29 per share for the twelve months ended December 31, 2016.

•
Generated FFO as Adjusted of $0.33 per share for the quarter and $1.27 per share for the twelve months ended December 31, 2016, an increase of 6% as compared to the fourth quarter of 2015 and 5% as compared to the twelve months ended December 31, 2015. FFO as Adjusted excludes tenant bankruptcy settlement income and transaction costs.

•
Increased same-property cash Net Operating Income (“NOI”) by 5.6% as compared to the fourth quarter of 2015 and by 4.1% as compared to the twelve months ended December 31, 2015 primarily due to new rent commencements and higher recoveries.

•
Increased same-property cash NOI including properties in redevelopment by 6.1% as compared to the fourth quarter of 2015 and by 3.6% as compared to the twelve months ended December 31, 2015. New rents commencing at the East Hanover warehouses, Walnut Creek and Montehiedra contributed to this growth.

•	Increased consolidated retail portfolio occupancy by 100 basis points to 97.2% as compared to December 31, 2015 and by 60 basis points as compared to September 30, 2016.

•	Increased same-property retail portfolio occupancy by 80 basis points to 98.0% as compared to December 31, 2015 and by 60 basis points as compared to September 30, 2016.

•
Executed new leases, renewals and options totaling 395,000 square feet (sf) during the quarter. Same-space leases totaled 333,000 sf generating average rent spreads of 18.4% on a GAAP basis and 9.9% on a cash basis.

•
Increased active development projects by $60.0 million to $191.7 million, primarily due to the addition of three more redevelopment projects and increased scope at another. Active and completed projects are expected to generate an 11% return on invested capital.

•	Subsequent to year-end, acquired three properties located in the New York metropolitan region for an aggregate purchase price of $127.4 million.

•	Increased dividend by 10% to $0.22 per quarter, as previously announced.

•	Ended the year with $131.7 million in cash and cash equivalents and no amounts drawn on the $500.0 million revolving credit facility.

Refer to "Non-GAAP Financial Measures" and "Operational Metrics" for definitions and further discussions of the measures and metrics highlighted above.

Development, Redevelopment and Anchor Repositioning Projects:
During the quarter, investment in the Company's active projects increased by $60.0 million to $191.7 million. The active and completed projects are expected to generate an 11% return on invested capital based on the expected incremental cash NOI relative to the total investment. Fourth quarter highlights for the active projects include:

•	Advanced projects at Bergen Town Center in Paramus, NJ, Marlton Commons in Marlton, NJ and East Hanover in East Hanover, NJ with estimated costs of $48.2 million from the pipeline to active status.

•
Increased estimated gross costs at Bruckner Commons by $12.5 million from $38.4 million to $50.9 million. The new investment recognizes revenues and costs associated with a soon-to-be-announced second anchor and upgraded design elements. The increased costs of this project do not affect the 11% return expected for the active and completed projects.

In addition, the Company has 14 projects in its development pipeline with a total expected investment of $66.0-$80.0 million on which the Company expects to generate a 10% return on invested capital.

Acquisition Activity:

On December 22, 2016, the Company acquired 0.3 acres adjacent to Tonnelle Commons in North Bergen, NJ for $2.7 million. The outparcel is the site of a future 2,000 sf Popeye's.

Subsequent to December 31, 2016, the Company acquired interests in three properties in the New York Metropolitan area:

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Yonkers Gateway Center, a 437,000 sf retail property in Yonkers, NY, for $51.7 million whereby the land owner received 1.8 million operating partnership units valued at $48.8 million and $2.9 million in cash.

•	Shops at Bruckner, a 114,000 sf retail center in the Bronx, NY, for $32.0 million including the assumption of a $12.6 million mortgage.

•	Hudson Mall, a 383,000 sf retail center in Jersey City, NJ, for $43.7 million including the assumption of a $23.8 million mortgage.

Balance Sheet Highlights:
At December 31, 2016:

•
Total market capitalization (including debt and equity) was approximately $4.1 billion comprising 106.1 million common shares outstanding (on a fully diluted basis) valued at $2.9 billion and $1.2 billion of debt. The tables accompanying this press release provide the calculation of fully diluted common shares outstanding.

•	The ratio of net debt (net of cash) to total market capitalization was 26.0%.

•
Net debt to Adjusted Earnings before interest, tax, depreciation and amortization ("EBITDA") was 5.5x and 5.7x for the three and twelve months ended December 31, 2016, respectively. The tables accompanying this press release present a reconciliation of net income to EBITDA and Adjusted EBITDA.

•	The Company had $131.7 million of cash and cash equivalents and no amounts drawn on its $500.0 million revolving credit facility.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:

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FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular REITs. FFO, as defined by the National Association of Real Estate Investment Trusts ("NAREIT") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciated real estate assets, real estate impairment losses, rental property depreciation and amortization expense. The Company believes that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminish predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.

•
FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results including transaction costs associated with acquisition and disposition activity and non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

•
Cash NOI: The Company uses cash NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes cash NOI is useful to investors as a performance measure because, when compared across periods, cash NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from operating income or net income.

•
Same-property Cash NOI: The Company provides disclosure of cash NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared totaling 77 properties for the three and twelve months ended December 31, 2016 and 2015. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired, sold, or that are in the foreclosure process during the periods being compared. As such, same-property cash NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally the earlier of one year after construction is substantially complete or when the GLA related to the redevelopment is 90% leased. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of cash NOI on a same-property basis adjusted to include redevelopment properties. The Company calculates same-property cash NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for the following items: lease termination fees, bankruptcy settlement income, non-cash rental income and ground rent expense and income or expenses that we do not believe are representative of ongoing operating results, if any.

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EBITDA and Adjusted EBITDA: EBITDA and Adjusted EBITDA are supplemental, non-GAAP measures utilized by us in various financial ratios. EBITDA and Adjusted EBITDA are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDA and Adjusted EBITDA, as opposed to income before income taxes in various ratios, provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDA, which is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage.

The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operational Metrics

The Company presents certain operating metrics related to our properties including occupancy, leasing activity and rental rates. Operating metrics are used by the Company and useful to investors in facilitating an understanding of the operational performance for our properties.

Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and includes leases signed, but for which rent has not yet commenced. Same-property retail portfolio occupancy includes shopping centers and malls that have been owned and operated for the entirety of the reporting periods being compared totaling 77 properties for the three and twelve months ended December 31, 2016 and 2015. Occupancy metrics presented for the Company's same-property retail portfolio excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months, properties sold, or that are in the foreclosure process during the periods being compared.

Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease with comparable gross leasable area.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of UE’s website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports.

ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 83 properties totaling 14.8 million square feet of gross leasable area.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this Press Release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict; these factors include, among others, the Company's ability to complete its active development, redevelopment and anchor repositioning projects, the Company's ability to engage in the projects in its planned expansion and redevelopment pipeline and the Company's ability to achieve the estimated unleveraged returns for such projects. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2016.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,	December 31,
	2016	2015
ASSETS
Real estate, at cost:
Land	$384,217	$389,080
Buildings and improvements	1,650,054	1,630,539
Construction in progress	99,236	61,147
Furniture, fixtures and equipment	4,993	3,876
Total	2,138,500	2,084,642
Accumulated depreciation and amortization	(541,077)	(509,112)
Real estate, net	1,597,423	1,575,530
Cash and cash equivalents	131,654	168,983
Restricted cash	8,532	9,042
Tenant and other receivables, net of allowance for doubtful accounts of $2,332 and $1,926, respectively	9,340	10,364
Receivable arising from the straight-lining of rents, net of allowance for doubtful accounts of $261 and $148, respectively	87,695	88,778
Identified intangible assets, net of accumulated amortization of $22,361 and $22,090, respectively	30,875	33,953
Deferred leasing costs, net of accumulated amortization of $13,909 and $12,987, respectively	19,241	18,455
Deferred financing costs, net of accumulated amortization of $726 and $709, respectively	1,936	2,838
Prepaid expenses and other assets	17,442	10,988
Total assets	$1,904,138	$1,918,931

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,197,513	$1,233,983
Identified intangible liabilities, net of accumulated amortization of $72,528 and $65,220, respectively	146,991	154,855
Accounts payable and accrued expenses	48,842	45,331
Other liabilities	14,675	13,308
Total liabilities	1,408,021	1,447,477
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 99,754,900 and 99,290,952 shares issued and outstanding, respectively	997	993
Additional paid-in capital	488,375	475,369
Accumulated deficit	(29,066)	(38,442)
Noncontrolling interests:
Redeemable noncontrolling interests	35,451	33,177
Noncontrolling interest in consolidated subsidiaries	360	357
Total equity	496,117	471,454
Total liabilities and equity	$1,904,138	$1,918,931

URBAN EDGE PROPERTIES
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
REVENUE
Property rentals	$60,048	$58,790	$236,798	$231,867
Tenant expense reimbursements	22,647	20,675	84,921	84,617
Management and development fees	403	482	1,759	2,261
Other income	380	675	2,498	4,200
Total revenue	83,478	80,622	325,976	322,945
EXPENSES
Depreciation and amortization	14,237	15,685	56,145	57,253
Real estate taxes	12,728	11,743	51,429	49,311
Property operating	12,684	12,593	45,280	50,595
General and administrative	6,565	6,541	27,438	32,044
Ground rent	2,518	2,523	10,047	10,129
Transaction costs	1,098	1,574	1,405	24,011
Provision for doubtful accounts	220	387	1,214	1,526
Total expenses	50,050	51,046	192,958	224,869
Operating income	33,428	29,576	133,018	98,076
Gain on sale of real estate	—	—	15,618	—
Interest income	159	49	679	150
Interest and debt expense	(12,866)	(13,563)	(51,881)	(55,584)
Income before income taxes	20,721	16,062	97,434	42,642
Income tax (expense) benefit	(455)	105	(804)	(1,294)
Net income	20,266	16,167	96,630	41,348
Less (net income) loss attributable to noncontrolling interests in:
Operating partnership	(1,218)	(942)	(5,812)	(2,547)
Consolidated subsidiaries	(4)	1	(3)	(16)
Net income attributable to common shareholders	$19,044	$15,226	$90,815	$38,785

Earnings per common share - Basic:	$0.19	$0.15	$0.91	$0.39
Earnings per common share - Diluted:	$0.19	$0.15	$0.91	$0.39
Weighted average shares outstanding - Basic	99,609	99,256	99,364	99,252
Weighted average shares outstanding - Diluted	99,988	99,291	99,794	99,278

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the three and twelve months ended December 31, 2016. Net income is considered the most directly comparable GAAP measure.

	Three Months Ended December 31, 2016		Twelve Months Ended December 31, 2016
	(in thousands)	(per share)(2)	(in thousands)	(per share)(2)
Net income	$20,266	$0.19	$96,630	$0.91
Less (net income) attributable to noncontrolling interests in:
Operating partnership	(1,218)	(0.01)	(5,812)	(0.05)
Consolidated subsidiaries	(4)	—	(3)	—
Net income attributable to common shareholders	19,044	0.18	90,815	0.86
Adjustments:
Gain on sale of real estate	—	—	(15,618)	(0.15)
Rental property depreciation and amortization	14,065	0.13	55,484	0.53
Limited partnership interests in operating partnership	1,218	0.01	5,812	0.05
FFO Applicable to diluted common shareholders(1)	34,327	0.32	136,493	1.29

Transaction costs	1,098	0.01	1,405	0.01
Tenant bankruptcy settlement income	(343)	—	(2,378)	(0.02)
Benefit related to income taxes	—	—	(625)	(0.01)
FFO as Adjusted applicable to diluted common shareholders(1)	$35,082	$0.33	$134,895	$1.27

Weighted average diluted common shares - FFO(1)	106,367		106,099
(1) Refer to the table below for reconciliation of weighted average diluted shares used in EPS calculations and weighted average diluted common shares used in FFO per share calculations.
(2) Individual items may not add up due to total rounding.

FFO and FFO as Adjusted are non-GAAP financial measures. The Company believes FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs. The Company believes FFO as Adjusted provides additional comparability between historical financial periods. Refer to “Non-GAAP Financial Measures” above.

The following table reflects the reconciliation of weighted average diluted shares used in EPS calculations and weighted average diluted common shares used in FFO per share calculations.

(in thousands)	Three Months Ended December 31, 2016	Twelve Months Ended December 31, 2016
Weighted average diluted shares used to calculate EPS	99,988	99,794
Assumed conversion of OP and LTIP Units to common stock(1)	6,379	6,305
Weighted average diluted common shares used to calculate FFO per share	106,367	106,099
(1) OP and vested LTIP Units are excluded from the calculation of earnings per diluted share for the three and twelve months ended December 31, 2016 because their inclusion is anti-dilutive. FFO includes earnings allocated to unitholders as the inclusion of these units is dilutive to FFO per share.

Reconciliation of Net Income to Cash NOI and Same-Property Cash NOI

The following table reflects the reconciliation of net income to cash NOI, same-property cash NOI and same-property cash NOI including properties in redevelopment for the three and twelve months ended December 31, 2016 and 2015. Net income is considered the most directly comparable GAAP measure.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Amounts in thousands)	2016	2015	2016	2015
Net income	$20,266	$16,167	$96,630	$41,348
Add: Income tax expense (benefit)	455	(105)	804	1,294
Income before income taxes	20,721	16,062	97,434	42,642
Gain on sale of real estate	—	—	(15,618)	—
Interest income	(159)	(49)	(679)	(150)
Interest and debt expense	12,866	13,563	51,881	55,584
Operating income	33,428	29,576	133,018	98,076
Depreciation and amortization	14,237	15,685	56,145	57,253
General and administrative expense	6,565	6,541	27,438	32,044
Transaction costs	1,098	1,574	1,405	24,011
NOI	55,328	53,376	218,006	211,384
Less: non-cash revenue and expenses	(1,377)	(1,396)	(6,465)	(6,122)
Cash NOI(1)	53,951	51,980	211,541	205,262
Adjustments:
Cash NOI related to properties being redeveloped(1)	(4,681)	(4,230)	(17,315)	(17,497)
Tenant bankruptcy settlement income(3)	(343)	(815)	(2,378)	(4,022)
Management and development fee income from non-owned properties	(403)	(482)	(1,759)	(2,261)
Cash NOI related to properties acquired, disposed, or in foreclosure(1)	(394)	(508)	(2,246)	(1,920)
Environmental remediation costs	—	—	—	1,379
Real estate tax settlement income related to prior periods	—	(532)	—	(532)
Other(2)	31	173	156	182
Subtotal adjustments	(5,790)	(6,394)	(23,542)	(24,671)
Same-property cash NOI	$48,161	$45,586	$187,999	$180,591
Adjustments:
Cash NOI related to properties being redeveloped	4,681	4,230	17,315	17,497
Same-property cash NOI including properties in redevelopment	$52,842	$49,816	$205,314	$198,088
(1) Cash NOI is calculated as total property revenues less property operating expenses, excluding the net effects of non-cash rental income and non-cash ground rent expense.
(2) Other adjustments include revenue and expense items attributable to non-same properties and corporate activities.
(3) Tenant bankruptcy settlement income includes lease termination income.

Cash NOI and same-property cash NOI are non-GAAP financial measures. The Company believes that same-property cash NOI is a widely used and appropriate supplemental measure of operating performance for comparison among REITs. Refer to “Non-GAAP Financial Measures” above.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

The following table reflects the reconciliation of net income to EBITDA and Adjusted EBITDA for the three and twelve months ended December 31, 2016 and 2015. Net income is considered the most directly comparable GAAP measure.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Amounts in thousands)	2016	2015	2016	2015
Net income	$20,266	$16,167	$96,630	$41,348
Depreciation and amortization	14,237	15,685	56,145	57,253
Interest and debt expense	12,866	13,563	51,881	55,584
Income tax expense (benefit)	455	(105)	804	1,294
EBITDA	47,824	45,310	205,460	155,479
Adjustments for Adjusted EBITDA:
Tenant bankruptcy settlement income	(343)	(704)	(2,378)	(3,738)
Transaction costs	1,098	1,574	1,405	24,011
Gain on sale of real estate	—	—	(15,618)	—
Equity awards issued in connection with the spin-off	—	—	—	7,143
Environmental remediation costs	—	—	—	1,379
Severance costs	—	693	—	693
Real estate tax settlement income related to prior periods	—	(532)	—	(532)
Adjusted EBITDA	$48,579	$46,341	$188,869	$184,435

EBITDA and Adjusted EBITDA are non-GAAP financial measures. Refer to “Non-GAAP Financial Measures” above.

The following table reflects the Company's fully diluted common shares outstanding which is the total number of shares that would be outstanding assuming all possible conversions. Fully diluted common shares outstanding are utilized to calculate our equity market capitalization to allow investors the ability to assess our market value. The sum of the total equity market capitalization and total debt, as calculated in accordance with GAAP, represents the Company's total market capitalization.

December 31, 2016
Common shares outstanding	99,754,900
Diluted common shares:
OP and LTIP units	6,378,704
Fully diluted common shares	106,133,604